Exhibit 99.1

Ally Financial Inc. - International Operations

Combined Financial Statements

December 31, 2012

1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ally Financial Inc.:

We have audited the accompanying combined financial statements of Ally Financial Inc.’s International Operations, all of which are under common control and common management, which comprise the combined balance sheet as of December 31, 2012 and 2011, and the related combined statements of comprehensive income, changes in invested equity, and cash flows for each of the three years in the period ended December 31, 2012, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Ally Financial Inc.’s International Operations as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis-of-Matter

We draw attention to Note 1 of the combined financial statements, which describes the basis of presentation. The combined financial statements reflect the assets, liabilities, revenues and expenses directly attributable to Ally Financial Inc.’s International Operations, as well as allocations deemed reasonable by management. We also draw attention to Note 19 of the combined financial statements, which describes transactions with affiliates of Ally Financial Inc. Our opinion is not modified with respect to these matters.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan
March 15, 2013

2

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

COMBINED STATEMENT OF COMPREHENSIVE INCOME

Year ended December 31, ($ in millions)	2012	2011	2010
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$1,514	$1,553	$1,442
Other interest income	8	38	23
Interest-bearing cash	31	33	31
Operating leases	46	93	201

Total financing revenue and other interest income	1,599	1,717	1,697
Interest expense
Interest on short-term borrowings	130	199	177
Interest on long-term debt	627	637	636

Total interest expense	757	836	813
Depreciation expense on operating lease assets	38	60	135

Net financing revenue	804	821	749
Other revenue
Income from equity method investee	96	80	50
Other income, net of losses	154	192	246

Total other revenue	250	272	296
Total net revenue	1,054	1,093	1,045
Provision for loan losses	86	66	58
Noninterest expense
Compensation and benefits expense	153	153	150
Other operating expenses	403	454	463

Total noninterest expense	556	607	613
Income before income tax expense	412	420	374
Income tax expense	45	88	42

Net income	367	332	332

Other comprehensive income (loss), net of tax
Translation adjustments
Translation adjustments arising from revaluations during the period	71	(200)	4
Less: Accumulated translation adjustments reclassified to net income during the period	2	(4)	(36)

Net change	69	(196)	40
Defined benefit pension plans
Net (losses) gains and prior service costs, net of tax benefit (expense) of $9 million in 2012, $(3) million in 2011, $3 million in 2010	(22)	7	(7)

Other comprehensive income (loss), net of tax	47	(189)	33

Comprehensive income	$414	$143	$365

The Notes to the Combined Financial Statements are an integral part of these statements.

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

COMBINED BALANCE SHEET

December 31, ($ in millions)	2012	2011
Assets
Cash and cash equivalents
Noninterest-bearing	$71	$87
Interest-bearing	817	360

Total cash and cash equivalents	888	447
Finance receivables and loans, net
Finance receivables and loans, net	15,228	14,175
Allowance for loan losses	(178)	(182)

Total finance receivables and loans, net	15,050	13,993
Investment in operating leases, net	136	167
Investment in equity method investee	386	286
Deferred income tax asset	421	306
Other assets	1,209	1,166

Total assets	$18,090	$16,365

Liabilities
Short-term borrowings—Third party	$2,800	$2,895
Short-term borrowings—AFI	1,351	1,722
Long-term debt—Third party	8,154	6,651
Long-term debt—AFI	497	424
Interest payable	149	101
Accrued expenses and other liabilities	1,583	1,172

Total liabilities	14,534	12,965
Invested equity
Parent’s net investment	3,550	3,441
Accumulated other comprehensive income (loss)	6	(41)

Total invested equity	3,556	3,400

Total liabilities and invested equity	$18,090	$16,365

The Notes to the Combined Financial Statements are an integral part of these statements.

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

COMBINED BALANCE SHEET

The assets of consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities and the liabilities of these entities for which creditors (or beneficial interest holders) do not have recourse to our general credit were as follows.

December 31, ($ in millions)	2012	2011
Assets
Finance receivables and loans, net
Consumer	$5,125	$4,649
Commercial	2,368	1,825
Allowance for loan losses	(24)	(22)

Total finance receivables and loans, net	7,469	6,452
Other assets	447	419

Total assets	$7,916	$6,871

Liabilities
Short-term borrowings	$1,480	$795
Long-term debt	4,303	3,653
Accrued expenses and other liabilities	22	6

Total liabilities	$5,805	$4,454

The Notes to the Combined Financial Statements are an integral part of these statements.

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

COMBINED STATEMENT OF CHANGES IN INVESTED EQUITY

($ in millions)	Parent’s net investment	Accumulated other comprehensive income (loss)	Total invested equity
Balance at January 1, 2010	$3,006	$115	$3,121
Net income	332		332
Capital contributions	136		136
Dividends to Ally Financial Inc.	(136)		(136)
Other comprehensive income		33	33

Balance at December 31, 2010	$3,338	$148	$3,486

Net income	332		332
Capital contributions	67		67
Dividends to Ally Financial Inc.	(296)		(296)
Other comprehensive loss		(189)	(189)

Balance at December 31, 2011	$3,441	$(41)	$3,400

Net income	367		367
Capital contributions	23		23
Dividends to Ally Financial Inc.	(281)		(281)
Other comprehensive income		47	47

Balance at December 31, 2012	$3,550	$6	$3,556

The Notes to the Combined Financial Statements are an integral part of these statements.

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

COMBINED STATEMENT OF CASH FLOWS

Year ended December 31, ($ in millions)	2012	2011	2010
Operating activities
Net income	$367	$332	$332
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	117	159	291
Provision for loan losses	86	66	58
Income from equity method investee	(96)	(80)	(50)
Net change in
Deferred income taxes	(111)	(39)	(81)
Interest payable	56	(64)	83
Other assets	(78)	(140)	60
Other liabilities	373	26	(23)
Other, net	31	53	34

Net cash provided by operating activities	745	313	704

Investing activities
Net (increase) decrease in finance receivables and loans	(1,091)	(1,404)	1,168
Purchases of operating lease assets	(84)	(19)	(68)
Disposals of operating lease assets	92	209	379
Net change in restricted cash related to variable interest entity	(44)	216	128
Other, net	4	(7)	(26)

Net cash (used in) provided by investing activities	(1,123)	(1,005)	1,581

Financing activities
Net change in short-term borrowings	(169)	604	313
Proceeds from issuance of long-term debt	6,001	6,223	4,785
Repayments of long-term debt	(4,465)	(5,057)	(5,565)
Net change in long-term debt with AFI	(283)	(935)	(2,117)
Dividends paid to AFI	(255)	(89)	(136)
Capital contributions from AFI		28	98
Other, net	5	(19)	17

Net cash provided by (used in) financing activities	834	755	(2,605)

Effect of exchange-rate changes on cash and cash equivalents	(15)	(8)	274

Net increase (decrease) in cash and cash equivalents	441	55	(46)
Cash and cash equivalents at beginning of year	447	392	438

Cash and cash equivalents at end of year	$888	$447	$392

Supplemental disclosures
Cash paid for
Interest	$695	$1,030	$693
Income taxes	26	87	35

The Notes to the Combined Financial Statements are an integral part of these statements.

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of Business, Basis of Presentation, and Significant Accounting Policies

Ally Financial Inc. and its affiliated companies (formerly GMAC Inc. and referred to herein as “Ally” or “AFI”) is a leading independent, financial services firm. Founded in 1919, Ally is a leading automotive financial services company with over 90 years of experience providing a broad array of financial products and services to automotive dealers and their customers.

On November 21, 2012, Ally announced that it has reached agreements to sell substantially all of its remaining international automotive finance operations to General Motors Financial Corporation (“GMF”). The agreements include sales of Ally’s international automotive finance operations in Asia, Europe and South America (“AFI-IO”) whose focus has been on five core markets within 14 countries: China (through our joint venture, GMAC-SAIC Automotive Finance Company Limited (“GMAC-SAIC”)), Brazil, Mexico, Germany and the United Kingdom.

The proposed transactions are subject to customary regulatory review and approval as well as other closing conditions including the requirements to deliver carve-out financial statements of AFI-IO. The accompanying special purpose financial statements represent the combined financial position and results of operations for the entities governed under the agreements of sale (herein referred to as the “Carve- out Financial Statements”). Within these financial statements “we”, “us”, “the Company”, and “our” refers to AFI-IO. AFI-IO provides financial services to automotive dealer customers, predominately focusing on financing automobiles manufactured by General Motors Company (“GM”).

Combination and Basis of Presentation

The Carve-out Financial Statements include our accounts after eliminating all significant intercompany balances and transactions and include all variable interest entities (VIEs) in which we are the primary beneficiary. Refer to Note 7 for further details on our VIEs. Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

The financial statements of entities that operate outside of the United States generally are measured using the local currency as the functional currency. All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year-end exchange rates and the results of operations and cash flows are determined using approximate weighted average exchange rates for the period. Translation adjustments are related to foreign subsidiaries using local currency as their functional currency and are reported as a separate component of accumulated other comprehensive income (loss). Foreign currency transaction gains or losses are recorded directly to the Combined Statement of Comprehensive Income, regardless of whether such amounts are either realized or unrealized. We may elect to enter into foreign-currency derivatives to mitigate our exposure to changes in foreign-exchange rates. Refer to Derivative Instruments and Hedging Activities below for a discussion of our hedging activities of the foreign-currency exposure.

The Carve-out Financial Statements reflect the assets, liabilities, revenues and expenses directly attributable to AFI-IO, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in invested equity and cash flows on a stand-alone basis. The principal allocation methodologies have been described below. The financial information included herein may not necessarily reflect the financial position, results of operations, changes in invested equity and cash flows of the AFI-IO in the future or what they would have been had AFI-IO been a separate, stand-alone entity during the periods presented.

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

AFI provided certain corporate services to us, and costs associated with these functions have been allocated to us. These allocations include costs related to corporate services, such as executive management, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services. The allocations represent costs for services directly benefiting AFI-IO. A service is a benefit if it improves or has the potential to improve the operations or profitability of the benefited entity. An activity is generally considered to provide a benefit if the party in receipt of the services would have performed the same or similar activity for itself or would be willing to pay a third party to perform the same or similar activity. The total amount of these allocations from AFI was approximately $62 million, $47 million, and $59 million for the years ended December 31, 2012, 2011, and 2010, respectively. These cost allocations are reflected within other operating expenses in our Combined Statement of Comprehensive Income as well as classified as “Allocated corporate overhead expense” in Note 19. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented.

The allocations may not reflect the expense we would have incurred as a stand-alone company for the periods presented. Actual costs that we may have incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.

The Parent’s net investment represents AFI’s interest in our recorded net assets. The Parent’s net investment balance represents the cumulative net investment made by AFI in us through that date, including any prior net income or loss or other comprehensive income (loss) attributed to us and contributions received from or distributions made to AFI. Certain transactions between us and other related parties that are wholly-owned subsidiaries of AFI, including allocated expenses and settlement of intercompany transactions, are also included in the Parent’s net investment.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and that affect income and expenses during the reporting period and related disclosures. In developing the estimates and assumptions, management uses all available evidence; however, actual results could differ because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes.

Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and certain highly liquid investment securities with maturities of three months or less from the date of purchase. Cash and cash equivalents that have restrictions on our ability to withdraw the funds are included in other assets on our Combined Balance Sheet. The book value of cash equivalents approximates fair value because of the short maturities of these instruments.

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Equity Method Investment

Investments in our investees are accounted for using the equity method of accounting. Under the equity method, the Company recognizes its share of the earnings or losses of an investee, both as adjustments to its original investment in its Combined Balance Sheet, and also in the Combined Statement of Comprehensive Income.

The share of an investees’ earnings that the Company recognizes is calculated based on its ownership percentage of the investees’ common stock. When calculating its share of an investees’ earnings, any intra-company profits and losses are eliminated. Further, if an investee issues dividends to the Company, the Company deducts the amount of these dividends from the carrying amount of its investment in investee.

If an investee records adjustments in other comprehensive income (loss), then the Company records its share of these adjustments as changes to its investment in the investee, with a corresponding adjustment. Our investees’ adjustments to other comprehensive income include foreign currency translation adjustments.

Finance Receivables and Loans

Finance receivables and loans are reported at the principal amount outstanding, net of unearned income, premiums and discounts, and allowances. Unearned income, which includes unearned rate support received from an automotive manufacturer on certain automotive loans and deferred origination fees reduced by origination costs, is amortized over the contractual life of the related finance receivable or loan using the effective interest method. Loan commitment fees are generally deferred and amortized over the commitment period.

Our portfolio divisions are based on the level at which we develop and document our methodology for determining the allowance for loan losses. Additionally, the classes of finance receivables are based on several factors including the method for monitoring and assessing credit risk, the method of measuring carrying value, and the risk characteristics of the finance receivable. Based on an evaluation of our process for developing the allowance for loan losses including the nature and extent of exposure to credit risk arising from finance receivables, we have determined our portfolio divisions to be consumer automobile and commercial.

•	Consumer automobile—Consists of retail automobile financing for new and used vehicles.

•

Commercial—Consists of financing operations to fund dealer purchases of new and used vehicle through wholesale or floorplan financing. Additional commercial offerings include automotive dealer term loans, revolving lines of credit, and dealer fleet financing as well as term loans to finance dealership land and buildings.

Nonaccrual Loans

Revenue recognition is suspended when any finance receivables and loans are placed on nonaccrual status. Generally, all classes of finance receivables and loans are placed on nonaccrual status when principal or interest has been delinquent for 90 days or when full collection is determined not to be probable. Revenue accrued, but not collected, at the date finance receivables and loans are placed on nonaccrual status is reversed and subsequently recognized only to the extent it is received in cash or until it qualifies for return to accrual status.

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Finance receivables and loans are restored to accrual status only when contractually current and the collection of future payments is reasonably assured.

Generally, we recognize all classes of loans as past due when they are 30 days delinquent on making a contractually required payment.

Impaired Loans

All classes of loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement.

All classes of commercial loans are considered impaired on an individual basis and reported as impaired when we determine it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement.

For all classes of impaired loans, income recognition is consistent with that of nonaccrual loans discussed above. For collateral dependent loans, if the recorded investment in impaired loans exceeds the fair value of the collateral, a charge-off is recorded.

Charge-offs

As a general rule, consumer automobile loans are written down to estimated collateral value, less costs to sell, once a loan becomes 120 days past due. Consumer automobile loans in bankruptcy that are 60 days past due are written down to the estimated fair value of the collateral, less costs to sell, within 60 days of receipt of notification of filing from the bankruptcy court.

Commercial loans are individually evaluated and, where collectability of the recorded balance is in doubt, are written down to the estimated fair value of the collateral less costs to sell. Generally, all commercial loans are charged off when it becomes unlikely that the borrower is willing or able to repay the remaining balance of the loan and any underlying collateral is not sufficient to recover the outstanding principal.

Allowance for Loan Losses

The allowance for loan losses (the allowance) is management’s estimate of incurred losses in the lending portfolios. We determine the amount of the allowance required for each of our portfolio divisions based on its relative risk characteristics. Additions to the allowance are charged to current period earnings through the provision for loan losses; amounts determined to be uncollectible are charged directly against the allowance, net of amounts recovered on previously charged-off accounts.

The allowance is comprised of two components: specific reserves established for individual loans evaluated as impaired and portfolio- level reserves established for large groups of typically smaller balance homogeneous loans that are collectively evaluated for impairment. We evaluate the adequacy of the allowance based on the combined total of these two components. Determining the appropriateness of the allowance is complex and requires judgment by management about the effect of matters that are inherently uncertain. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Measurement of impairment for specific reserves is generally determined on a loan-by-loan basis. Loans determined to be specifically impaired are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, an observable market price, or the estimated fair value of the collateral less estimated costs to sell, whichever is determined to be the most appropriate. When these measurement values are lower than the carrying value of that loan, impairment is recognized. Loans that are not identified as individually impaired are pooled with other loans with similar risk characteristics for evaluation of impairment for the portfolio-level allowance.

For the purpose of calculating portfolio-level reserves, we group our loans into portfolio divisions: consumer automobile and commercial. The allowance consists of the combination of a quantitative assessment component based on statistical models and retrospective evaluation of actual loss information to loss forecasts, and includes a qualitative component based on management judgment. Management takes into consideration relevant qualitative factors, including external and internal trends such as the impacts of changes in underwriting standards, collections and account management effectiveness, geographic concentrations, and economic events, among other factors, that have occurred but are not yet reflected in the quantitative assessment component. All qualitative adjustments are adequately documented, reviewed, and approved through our established risk governance processes.

Consumer Loans

Our consumer automobile portfolio is reviewed for impairment based on an analysis of loans that are grouped into common risk categories (i.e., past due status, loan or lease type, collateral type, borrower, industry or geographic concentrations). We perform periodic and systematic detailed reviews of our lending portfolios to identify inherent risks and to assess the overall collectability of those portfolios. Loss models are utilized for these portfolios, which consider a variety of factors including, but not limited to, historical loss experience, current economic conditions, anticipated repossessions trends, delinquencies and credit scores, and expected loss factors by loan type.

The allowance for loan losses within the consumer automobile portfolio division is calculated using proprietary statistical models and other risk indicators applied to pools of loans with similar risk characteristics, including credit scores and loan-to-value ratios, to arrive at an estimate of incurred losses in the portfolio. These statistical loss forecasting models are utilized to estimate incurred losses and consider a variety of factors including, but not limited to, historical loss experience, estimated defaults based on portfolio trends, delinquencies, and general economic and business trends. These statistical models predict forecasted losses inherent in the portfolio based on both vintage and migration analyses.

The forecasted losses consider historical factors such as frequency (the number of contracts that we expect to default) and loss severity (the expected loss on a per vehicle basis). The loss severity within the consumer automobile portfolio division is impacted by the market values of vehicles that are repossessed. Vehicle market values are affected by numerous factors including vehicle supply, the condition of the vehicle upon repossession, the overall price and volatility of gasoline or diesel fuel, consumer preference related to specific vehicle divisions, and other factors. The historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment.

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The quantitative assessment component may be supplemented with qualitative reserves based on management’s determination that such adjustments provide a better estimate of credit losses. This qualitative assessment takes into consideration relevant internal and external factors that have occurred but are not yet reflected in the forecasted losses and may affect the performance of the portfolio.

Commercial

The allowance for loan losses within the commercial portfolio is comprised of reserves established for specific loans evaluated as impaired and portfolio-level reserves based on non-impaired loans grouped into pools based on similar risk characteristics and collectively evaluated.

A commercial loan is considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement based on current information and events. These loans are primarily evaluated individually and are risk-rated based on borrower, collateral, and industry-specific information that management believes is relevant in determining the occurrence of a loss event and measuring impairment. Management establishes specific allowances for commercial loans determined to be individually impaired based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, observable market price or the fair value of collateral, whichever is determined to be the most appropriate. Estimated costs to sell or realize the value of the collateral on a discounted basis are included in the impairment measurement, when appropriate.

Loans not identified as impaired are grouped into pools based on similar risk characteristics and collectively evaluated. Our risk rating models use historical loss experience, concentrations, current economic conditions, and performance trends. The commercial historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment. The determination of the allowance is influenced by numerous assumptions and many factors that may materially affect estimates of loss, including volatility of loss given default, probability of default, and rating migration. In assessing the risk rating of a particular loan, several factors are considered including an evaluation of historical and current information involving subjective assessments and interpretations. In addition, the allowance related to the commercial portfolio division is influenced by estimated recoveries from automotive manufacturers relative to guarantees or agreements with them to repurchase vehicles used as collateral to secure the loans.

The quantitative assessment component may be supplemented with qualitative reserves based on management’s determination that such adjustments provide a better estimate of credit losses. This qualitative assessment takes into consideration relevant internal and external factors that have occurred and may affect the credit quality of the portfolio.

Securitizations and Variable Interest Entities

We securitize, sell, and service consumer automobile loans, finance leases, and wholesale loans. Securitization transactions typically involve the use of variable interest entities and are generally accounted for as secured financings. We may retain economic interests in the securitized and sold assets, which are generally retained in the form of senior or subordinated interests, interest-only strips, cash reserve accounts, residual interests, and servicing rights.

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In order to conclude whether or not a variable interest entity is required to be consolidated, careful consideration and judgment must be given to our continuing involvement with the variable interest entity. In circumstances where we have both the power to direct the activities of the entity that most significantly impact the entity’s performance and the obligation to absorb losses or the right to receive benefits of the entity that could potentially be significant, we would conclude that we would consolidate the entity, which would also preclude us from recording an accounting sale on the transaction. In the case of a consolidated variable interest entity, the accounting is consistent with a secured financing, i.e., we continue to carry the loans and we record the secured debt on our balance sheet. Unrecorded retained economic interests in consolidated variable interest entities can be determined as the difference between the recognized assets and recognized liabilities. Refer to Note 7 for discussion on variable interest entities.

We retain servicing responsibilities for all of our consumer automobile loan, finance lease, and wholesale loan securitizations. In our deals, we do not recognize the servicing and ancillary fees apart from the interest income on the securitized assets and the interest expense on the issued secured debt.

The investors in the securitization trusts generally have no recourse to our assets outside of representation and warranty repurchase provisions customary in the marketplace.

Repossessed Assets

Assets are classified as repossessed and included in other assets when physical possession of the collateral is taken. Repossessed assets are carried at the lower of the outstanding balance at the time of repossession or the fair value of the asset less estimated costs to sell. Losses on the revaluation of repossessed assets are charged to the allowance for loan losses at the time of repossession. Declines in value after repossession are charged to other operating expenses for finance receivables and loans and depreciation expense for operating lease assets as incurred.

Investment in Operating Leases

Investment in operating leases represents the automobiles or other commercial properties that are underlying the leases and is reported at cost, less accumulated depreciation and net of impairment charges and origination fees or costs. Depreciation of vehicles is generally provided on a straight-line basis to an estimated residual value over the lease term. We periodically reevaluate our depreciation rates on projected residual values. Income from operating lease assets that includes lease origination fees, net of lease origination costs, is recognized as operating lease revenue on a straight-line basis over the scheduled lease term.

When a lease vehicle is returned to us, the asset is reclassified from investment in operating leases, net, to other assets and recorded at the lower-of-cost or estimated fair value, less costs to sell, on our Combined Balance Sheet.

Impairment of Long-lived Assets

The carrying value of long-lived assets (including property and equipment) are evaluated for impairment whenever events or changes in circumstances indicate that their carrying values may not be recoverable from the estimated undiscounted future cash flows expected to result from their use and eventual disposition. Recoverability of assets to be held and used is measured by a

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

comparison of their carrying amount to future net undiscounted cash flows expected to be generated by the assets. If these assets are considered to be impaired, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value as estimated by discounted cash flows. No material impairment of long-lived assets was recognized in 2012, 2011, or 2010.

Property and Equipment

Property and equipment stated at cost, net of accumulated depreciation and amortization, are reported in other assets on our Combined Balance Sheet. Included in property and equipment are certain buildings, furniture and fixtures, leasehold improvements, company vehicles, IT hardware and software, and capitalized software costs. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, which generally ranges from three to thirty years. Capitalized software is generally amortized on a straight-line basis over its useful life, which generally ranges from three to five years. Capitalized software that is not expected to provide substantive service potential or for which development costs significantly exceed the amount originally expected is considered impaired and written down to fair value. Software expenditures that are considered general, administrative, or of a maintenance nature are expensed as incurred.

Legal and Regulatory Reserves

Reserves for legal and regulatory matters are established when those matters present loss contingencies that are both probable and estimable, with a corresponding amount recorded to other operating expense. In cases where we have an accrual for losses, it is our policy to include an estimate for probable and estimable legal expenses related to the case. If, at the time of evaluation, the loss contingency related to a litigation or regulatory matter is not both probable and estimable, we do not establish an accrued liability. We continue to monitor legal and regulatory matters for further developments that could affect the requirement to establish a liability or that may impact the amount of a previously established liability. There may be exposure to loss in excess of any amounts recognized. For certain other matters where the risk of loss is determined to be reasonably possible, estimable, and material to the financial statements, disclosure regarding details of the matter and an estimated range of loss is required. The estimated range of possible loss does not represent our maximum loss exposure. Financial statement disclosure is also required for matters that are deemed probable or reasonably possible, material to the financial statements, but for which an estimated range of loss is not possible to determine. While we believe our reserves are adequate, the outcome of legal and regulatory proceedings is extremely difficult to predict and we may settle claims or be subject to judgments for amounts that differ from our estimates. For information regarding the nature of all material contingencies, refer to Note 18.

Derivative Instruments and Hedging Activities

We use derivative instruments for risk management purposes. In accordance with applicable accounting standards, all derivative financial instruments are required to be recorded on the balance sheet as assets or liabilities and measured at fair value. Additionally, we report derivative financial instruments on the Combined Balance Sheet on a gross basis. For additional information on derivative instruments and hedging activities, refer to Note 12.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Changes in the fair value of derivative financial instruments held for risk management purposes are reported in current period earnings.

Full-service Leasing Products

We offer full-service individual and fleet leasing products in Europe (“Masterlease”). In addition to financing the vehicles, we offer maintenance, fleet and accident management services, as well as fuel programs, short-term vehicle rental and title and licensing services.

Income Taxes

Our income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management’s best assessment of estimated current and future taxes to be paid. We are subject to income taxes in numerous foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense. For the Carve-out Financial Statement reporting, AFI-IO applies the separate return method to members of the carve-out group. Thus, certain consolidated amounts of current and deferred tax expense for a group that files a consolidated tax return are allocated among the members of the group for reporting in separate financial statements. There are no U.S. federal or state tax impacts included in the Carve-out Financial Statements related to foreign earnings and foreign investments. Such U.S. tax impacts are deemed to represent selling company considerations.

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, we begin with historical results and incorporate assumptions including the amount of future pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. For additional information regarding our provision for income taxes, refer to Note 13.

We recognize the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. Also, we recognize accrued interest and penalties related to uncertain income tax positions in interest expense and other operating expenses, respectively.

2. Other Income, Net of Losses

Details of other income, net of losses, were as follows.

Year ended December 31, ($ in millions)	2012	2011	2010
Insurance commissions income(a)	$63	$64	$59
Late charges and other administrative fees	39	34	47
Full service leasing fees(b)	10	38	72
Other income, net of losses	42	56	68

Total other income, net of losses	$154	$192	$246

(a)	Primarily represents commissions earned from third party insurance companies related to insurance policies purchased by retail finance customers.
(b)	Relates to fees charged in connection with our Masterlease operations.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

3. Other Operating Expenses

Details of other operating expenses were as follows.

Year ended December 31, ($ in millions)	2012	2011	2010
Local non-income taxes	$65	$64	$47
Allocated corporate overhead expense(a)	62	47	59
Technology and communications	58	67	56
Professional services	36	35	36
Vehicle remarketing and repossession	23	24	27
Interest on tax deficiencies	19	27	23
Full service leasing costs(b)	13	36	65
Restructuring expense	10	20	6
Provision for legal reserve	10	21	26
Other operating expenses	107	113	118

Total other operating expenses	$403	$454	$463

(a)	Refer to Note 19.
(b)	Relates to costs incurred in connection with our Masterlease operations.

4. Equity Method Investment

The following tables present the condensed balance sheets and income statements for GMAC-SAIC on a GAAP basis of accounting. This summarized financial data represents that of the entire entity; not our 40% proportionate share of the assets, liabilities, or earnings of GMAC-SAIC.

Condensed Balance Sheet as of December 31, ($ in millions)	2012	2011
Assets
Cash and cash equivalents	$407	$743
Finance receivable and loans, net
Consumer	4,623	4,107
Commercial	1,662	954
Allowance for loan losses	(41)	(35)

Total finance receivables and loans, net	6,244	5,026
Other assets	53	39

Total assets	$6,704	$5,808

Condensed Balance Sheet as of December 31, ($ in millions)	2012	2011
Liabilities
Debt	$5,270	$4,720
Accrued expenses and other liabilities	469	373

Total liabilities	5,739	5,093
Equity	965	715

Total liabilities and equity	$6,704	$5,808

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Condensed Income Statements for year ended December 31, ($ in millions)	2012	2011	2010
Revenue
Interest and fees on finance receivables and loans
Consumer	$548	$438	$270
Commercial	155	124	72

Total interest and fees on finance receivables and loans	703	562	342
Interest expense	302	234	121
Other revenue	50	33	6

Total net revenue	451	361	227
Provision for loan losses	21	9	8
Noninterest expense
Compensation and benefits expense	25	20	14
Other operating expenses	85	64	38

Total noninterest expense	110	84	52
Income before income tax expense	320	268	167

Income tax expense	81	67	42

Net income	$239	$201	$125

5. Finance Receivables and Loans, Net

The composition of finance receivables and loans, net, reported at carrying value before allowance for loan losses was as follows.

December 31, ($ in millions)	2012	2011
Consumer automobile	$10,466	$9,376
Commercial	4,762	4,799

Total finance receivables and loans(a)	$15,228	$14,175

(a)	Totals are net of unearned income, unamortized premiums and discounts, and deferred fees and costs of $1,746 million and $1,688 million at December 31, 2012, and December 31, 2011, respectively.

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following tables present an analysis of the activity in the allowance for loan losses on finance receivables and loans.

($ in millions)	Consumer automobile	Commercial	Total
Allowance at January 1, 2012	$138	$44	$182
Charge-offs	(157)	(2)	(159)
Recoveries	69	5	74

Net charge-offs	(88)	3	(85)
Provision for loan losses	110	(24)	86
Other	(5)		(5)

Allowance at December 31, 2012	$155	$23	$178

Allowance for loan losses
Ending balance	$155	$23	$178
Individually evaluated for impairment		7	7

Collectively evaluated for impairment	$155	$16	$171

Finance receivables and loans, net
Ending balance	$10,466	$4,762	$15,228
Individually evaluated for impairment		69	69

Collectively evaluated for impairment	$10,466	$4,693	$15,159

Allowance at January 1, 2011	$156	$30	$186
Charge-offs	(121)	(4)	(125)
Recoveries	65	5	70

Net charge-offs	(56)	1	(55)
Provision for loan losses	51	15	66
Other	(13)	(2)	(15)

Allowance at December 31, 2011	$138	$44	$182

Allowance for loan losses
Ending balance	$138	$44	$182
Individually evaluated for impairment		18	18

Collectively evaluated for impairment	$138	$26	$164

Finance receivables and loans, net
Ending balance	$9,376	$4,799	$14,175
Individually evaluated for impairment		118	118

Collectively evaluated for impairment	$9,376	$4,681	$14,057

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table presents an analysis of our past due finance receivables and loans, net, reported at carrying value before allowance for loan losses.

December 31, ($ in millions)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total finance receivables and loans
2012
Consumer automobile	$97	$45	$79	$221	$10,245	$10,466
Commercial			69	69	4,693	4,762

Total finance receivables	$97	$45	$148	$290	$14,938	$15,228

2011
Consumer automobile	$88	$42	$59	$189	$9,187	$9,376
Commercial			118	118	4,681	4,799

Total finance receivables	$88	$42	$177	$307	$13,868	$14,175

The following table presents the carrying value before allowance for loan losses of our finance receivables and loans recorded at historical cost on nonaccrual status.

December 31, ($ in millions)	2012	2011
Consumer automobile	$100	$79
Commercial	69	118

Total consumer and commercial finance receivables and loans	$169	$197

Management performs a quarterly analysis of the consumer automobile and commercial portfolios using a range of credit quality indicators to assess the adequacy of the allowance based on historical and current trends. The tables below present the population of loans by quality indicators for our consumer automobile and commercial portfolios.

Nonperforming loans include finance receivables and loans on nonaccrual status when the principal or interest has been delinquent for 90 days or when full collection is determined not to be probably. Refer to Note 1 for additional information. The following table presents performing and nonperforming credit quality indicators in accordance with our internal accounting policies for our consumer finance receivables and loans recorded at historical cost reported at carrying value before allowance for loan losses.

	2012			2011
December 31, ($ in millions)	Performing	Nonperforming	Total	Performing	Nonperforming	Total
Consumer automobile	$10,366	$100	$10,466	$9,297	$79	$9,376

The following table presents pass and criticized credit quality indicators for our commercial finance receivables and loans recorded at historical cost and reported at carrying value before allowance for loan losses.

	2012			2011
December 31, ($ in millions)	Pass	Criticized(a)	Total	Pass	Criticized(a)	Total
Commercial	$3,916	$846	$4,762	$3,775	$1,024	$4,799

(a)	Includes loans classified as special mention, substandard, or doubtful. These classifications are based on regulatory definitions and generally represent loans within our portfolio that have a higher default risk or have already defaulted.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Impaired Loans

Loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement. For more information on our impaired finance receivables and loans, refer to Note 1.

The following table presents information about our impaired finance receivables and loans recorded at historical cost.

December 31, ($ in millions)	Unpaid principal balance	Carrying value before allowance	Impaired with no allowance	Impaired with an allowance	Allowance for impaired loans
Commercial
2012	$69	$69	$20	$49	$7
2011	118	118	32	86	18

The following tables present average balance and interest income for our impaired finance receivables and loans.

	2012		2011		2010
Year ended December 31, ($ in millions)	Average balance	Interest income	Average balance	Interest income	Average balance	Interest income
Commercial	$58	$3	$110	$9	$98	$

Concentration Risk

Consumer

We monitor our consumer loan portfolio for concentration risk across the geographies in which we lend.

The following table shows the percentage of total consumer finance receivables and loans reported at carrying value before allowance for loan losses by concentration.

December 31,	2012	2011
Geographic region
Brazil	31.2%	31.7%
Germany	26.3	28.8
United Kingdom	14.4	12.0
Mexico	9.7	9.2
France	4.7	4.9
Colombia	3.8	3.5
Other	9.9	9.9

Total consumer finance receivables and loans	100.0%	100.0%

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Commercial

The commercial portfolio consists of loans issued primarily to automotive dealers. The following table shows the percentage of total commercial finance receivables and loans reported at carrying value before allowance for loan losses by geographic region.

December 31,	2012	2011
Geographic region
United Kingdom	21.4%	20.3%
Germany	17.7	19.3
Mexico	15.1	10.1
Brazil	12.6	13.9
Italy	9.8	10.8
France	8.0	9.1
Belgium	4.5	5.0
Other	10.9	11.5

Total commercial finance receivables and loans	100.0%	100.0%

6. Investment in Operating Leases, Net

Investments in operating leases were as follows.

December 31, ($ in millions)	2012	2011
Vehicles and property	$206	$294
Accumulated depreciation	(70)	(127)

Investment in operating leases, net	$136	$167

Depreciation expense on operating lease assets includes remarketing gains and losses recognized on the sale of operating lease assets. The following summarizes the components of depreciation expense on operating lease assets.

Year ended December 31, ($ in millions)	2012	2011	2010
Depreciation expense on operating lease assets (excluding remarketing gains (losses)	$35	$64	$120
Remarketing gains (losses)	3	(4)	15

Depreciation expense on operating lease assets	$38	$60	$135

The following table presents the future lease payments due for assets on operating leases.

Year ended December 31, ($ in millions)
2013	$29
2014	22
2015	30
2016	29
2017 and after	69

Total	$179

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

7. Securitizations and Variable Interest Entities

Overview

We are involved in several types of securitization and financing transactions that utilize special purpose entities (SPEs). An SPE is an entity that is designed to fulfill a specified limited need of the sponsor. Our principal use of securitization SPEs is to obtain liquidity by securitizing certain of our finance receivables and loans.

The SPEs involved in securitization and other financing transactions are generally considered variable interest entities (VIEs). VIEs are entities that either have a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities.

Securitizations

We provide a wide range of finance receivables and loans to a diverse customer base. We often securitize these receivables (which we collectively describe as “securitized assets” or “transferred assets”) through the use of securitization entities, which are consolidated on our Combined Balance Sheet. We securitize finance receivables and loans through both public and private securitizations.

In executing a securitization transaction, we typically sell pools of finance receivables and loans to a separate, transaction-specific securitization entity for cash, servicing rights, and in some transactions, other retained interests. The securitization entity is funded through the issuance of beneficial interests in the securitized assets. The beneficial interests take the form of either notes or trust certificates that are sold to investors and/or retained by us. These beneficial interests are collateralized by the transferred receivables and entitle the investors to specified cash flows generated from the securitized assets. In addition to providing a source of liquidity and cost-efficient funding, securitizing these financial assets also reduces our credit exposure to the borrowers beyond any economic interest we may retain.

Each securitization is governed by various legal documents that often limit and specify the activities of the securitization entity. The securitization entity is generally allowed to acquire the securitized assets, to issue beneficial interests to investors to fund the acquisition of the securitized assets, and to enter into derivatives to hedge or mitigate certain risks related to the securitized assets or beneficial interests of the entity. A servicer, who is generally us, is appointed pursuant to the underlying legal documents to service the securitized assets the securitization entity holds and the beneficial interests it issues.

We may retain beneficial interests in our securitizations, which may represent a form of significant continuing economic interest. These retained interests include, but are not limited to servicing rights, interest-only strips and subordinated notes. Certain of these retained interests provide credit enhancement to the SPE as they may absorb credit losses or other cash shortfalls. Additionally, the securitization agreements may require cash flows to be directed away from certain of our retained interests due to specific over-collateralization requirements, which may or may not be performance-driven.

We generally hold certain conditional repurchase options that allow us to repurchase the securitized assets from the securitization entity. The majority of the securitizations provide us, as servicer, with a call option that allows us to repurchase the

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

remaining transferred assets or outstanding beneficial interests at our discretion once the asset pool reaches a predefined level, which represents the point where servicing becomes burdensome (a clean-up call option). The repurchase price is typically the par amount of the assets plus accrued interest. Additionally, we may hold other conditional repurchase options that allow us to repurchase a transferred asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent repurchase option that gives us the option to purchase the securitized asset if it exceeds a certain prespecified delinquency level. We generally have complete discretion regarding when or if we will exercise these options, but we would do so only when it is in our best interest.

We may provide certain investors in our on-balance sheet securitizations and whole-loan transactions with repurchase commitments for loans that become contractually delinquent within a specified time from their date of origination or purchase. The maximum obligation of $1,897 million and $1,568 million as of December 31, 2012 and 2011, respectively, represents the principal balance for loans sold that are covered by these commitments.

Other than our customary representation and warranty provisions, these securitizations are nonrecourse to us, thereby transferring the risk of future credit losses to the extent the beneficial interests in the securitization entities are held by third parties. Representation and warranty provisions generally require us to repurchase securitized assets or indemnify the investor or other party for incurred losses to the extent it is determined that the transferred assets were ineligible or were otherwise defective at the time of sale. We did not provide any noncontractual financial support to any of these entities during 2012 or 2011.

Involvement with Variable Interest Entities

The determination of whether the assets held by these VIEs (and related liabilities) are consolidated on our balance sheet (also referred to as on-balance sheet) or not consolidated on our balance sheet (also referred to as off-balance sheet) depends on the terms of the related transaction and our continuing involvement (if any) with the VIE. We are deemed the primary beneficiary and therefore consolidate VIEs in which we have both (a) the power, through voting rights or similar rights, to direct the activities that most significantly impact the VIE’s economic performance, and (b) a variable interest (or variable interests) that (i) obligates us to absorb losses that could potentially be significant to the VIE and/or (ii) provides us the right to receive residual returns of the VIE that could potentially be significant to the VIE. We determine whether we hold a significant variable interest in a VIE based on an analysis of both qualitative and quantitative factors regarding the nature, size, and form of our involvement with the VIE. We assess whether we are the primary beneficiary of a VIE on an ongoing basis.

In our securitization transactions, we hold beneficial interests or other interests in the VIE, which represent a form of significant continuing economic interest.

We consolidate all of these entities because we have a controlling financial interest in the VIE, primarily due to our servicing activities, and because we hold a variable interest in the VIE that could potentially be significant. We are the primary beneficiary of our securitization entities for which we perform servicing activities and hold a variable interest in the form of a beneficial interest that could potentially be significant.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The consolidated VIEs included in the Combined Balance Sheet represent separate entities with which we are involved. The third-party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have such recourse to us, except for the customary representation and warranty provisions. In addition, the cash flows from the assets are restricted only to pay such liabilities. Thus, our economic exposure to loss from outstanding third-party financing related to consolidated VIEs is significantly less than the carrying value of the consolidated VIE assets. All assets are restricted for the benefit of the beneficial interest holders.

Refer to the Combined Balance Sheet for the summarized financial information related to consolidated VIEs.

8. Other Assets

The components of other assets were as follows.

December 31, ($ in millions)	2012	2011
Property and equipment at cost	$240	$243
Accumulated depreciation	(213)	(218)

Net property and equipment	27	25
Prepaid expenses and deposits	422	425
Restricted cash collections for securitization trusts(a)	305	249
Cash reserve deposits held-for-securitization trusts(b)	209	221
Notes receivable from AFI	72	84
Other assets	174	162

Total other assets	$1,209	$1,166

(a)	Represents cash collection from customer payments on securitized assets. These funds are distributed to investors as payments on the related secured debt.
(b)	Represents credit enhancement in the form of cash reserves for various securitization transactions.

9. Short-term Borrowings

The following table presents the composition of our short-term borrowings portfolio.

	2012			2011
December 31, ($ in millions)	Unsecured	Secured	Total	Unsecured	Secured	Total
Notes payable to AFI	$1,351		$1,351	$1,722		$1,722
Bank loans and overdrafts	867		867	1,306		1,306
Notes to secured facilities		$1,785	1,785		$1,442	1,442
Other	148		148	147		147

Total short-term borrowings	$2,366	$1,785	$4,151	$3,175	$1,442	$4,617

Weighted average interest rate(a)			4.3%			6.3%

(a)	Based on the debt outstanding and the interest rate at December 31 of each year.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

10. Long-term Debt

The following tables present the composition of our long-term debt portfolio.

December 31, ($ in millions)	Fixed rate amount	Variable rate amount	Total amount	Interest rate	Weighted average interest rate(a)	Due date range
2012
Senior debt
Senior debt—Third party	$377	$1,288	$1,665	5.40 - 14.33%	8.51%	2013 - 2016
Senior debt—AFI		363	363	4.90 - 5.92%	5.80%	2014

Total senior debt	377	1,651	2,028

Subordinated debt
Subordinated debt—Third party	2,022	164	2,186	1.24 - 16.38%	10.68%	2013 - 2018
Subordinated debt—AFI		134	134	5.86 - 6.25%	6.16%	2015 - 2018

Total subordinated debt(b)	2,022	298	2,320

VIE secured debt		4,303	4,303	0.93 - 6.84%	2.23%	2013 - 2018

Total long-term debt	$2,399	$6,252	$8,651

2011
Senior debt
Senior debt—Third party	$244	$636	$880	1.41 - 16.68%	10.84%	2012 - 2015
Senior debt—AFI		325	325	2.81 - 6.69%	6.04%	2012

Total senior debt	244	961	1,205

Subordinated debt
Subordinated debt—Third party	2,080	38	2,118	2.48 - 17.05%	12.72%	2012 - 2016
Subordinated debt—AFI		99	99	6.38%	6.38%	2015

Total subordinated debt(b)	2,080	137	2,217

VIE secured debt		3,653	3,653	1.07 - 7.31%	3.01%	2012 - 2017

Total long-term debt	$2,324	$4,751	$7,075

(a)	Based on the debt outstanding and the interest rate at December 31 of each year.
(b)	Includes secured long-term debt of $2.2 billion and $2.1 billion at December 31, 2012 and 2011, respectively.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table presents the scheduled remaining maturity of long-term debt, assuming no early redemptions will occur. The actual payment of secured debt may vary based on the payment activity of the related pledged assets.

Year ended December 31, ($ in millions)	2013	2014	2015	2016	2017	2018 and thereafter	Total
Unsecured
AFI		$363	$101			$33	$497
3rd party bank lines	$895	315	35				1,245
3rd party bonds and debentures	139	161	65	$55			420

Total unsecured	1,034	839	201	55		33	2,162

Secured
3rd party	2,583	2,082	1,210	496	$116	2	6,489

Total long-term debt	$3,617	$2,921	$1,411	$551	$116	$35	$8,651

To achieve the desired balance between fixed- and variable-rate debt, we utilize interest rate swap agreements. The use of these derivative financial instruments had the effect of synthetically converting $837 million of our fixed-rate debt into variable-rate obligations at December 31, 2012. In addition, certain of our debt obligations are denominated in currencies other than the currency of the issuing country. Foreign-currency swap agreements are used to hedge exposure to changes in the exchange rates of obligations.

The following summarizes assets restricted as collateral for the payment of the related debt obligation primarily arising from securitization transactions accounted for as secured borrowings and repurchase agreements.

December 31, ($ in millions)	2012	2011
Consumer automobile finance receivables	$7,183	$6,561
Commercial automobile finance receivables	2,429	2,705
Investment in operating leases, net	97	92

Total assets restricted as collateral	9,709	9,358

Secured debt(a)	$8,274	$7,212

(a)	Includes $1.8 billion and $1.4 of short-term borrowings at December 31, 2012, and 2011, respectively.

Covenants and Other Requirements

In secured funding transactions, there are trigger events that could cause the debt to be prepaid at an accelerated rate or could cause our usage of the credit facility to be discontinued. The triggers are generally based on the financial health and performance of the servicer as well as performance criteria for the pool of financial assets, such as delinquency ratios, loss ratios, commercial payment rates. During 2012 and 2011, there were no trigger events that resulted in the repayment of debt at an accelerated rate or impacted the usage of our credit facilities.

Certain entities have commitments as of December 31, 2012 to sell finance receivables related to funding transactions that do not qualify as an accounting sale and therefore are accounted for as secured borrowings. Refer to Note 17.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Funding Facilities

We utilize both committed and uncommitted credit facilities. The financial institutions providing the uncommitted facilities are not contractually obligated to advance funds under them. The amounts outstanding under our various funding facilities are included on our Combined Balance Sheet.

The total capacity in our committed funding facilities is provided by banks and other financial institutions through private transactions. The committed secured funding facilities can be revolving in nature and allow for additional funding during the commitment period, or they can be amortizing and do not allow for any further funding after the closing date. At December 31, 2012, $5.4 billion of our $9.5 billion of committed capacity was revolving. Our revolving facilities generally have an original tenor ranging from 364 days to two years. As of December 31, 2012, we had $2.1 billion of committed funding capacity from revolving facilities with a remaining tenor greater than 364 days.

Committed Funding Facilities

	Outstanding		Unused capacity(a)		Total capacity
December 31, ($ in billions)	2012	2011	2012	2011	2012	2011
Unsecured
3rd party	$0.1	$0.1			$0.1	$0.1
AFI	0.1	0.6	$1.7	$3.4	1.8	4
Secured(b)
3rd party	5.5	5.7	1.9	2.4	7.4	8.1
Shared capacity(c)	0.2	0.1		0.1	0.2	0.2

Total committed facilities	$5.9	$6.5	$3.6	$5.9	$9.5	$12.4

(a)	Funding from committed secured facilities is available on request in the event excess collateral resides in certain facilities or is available to the extent incremental collateral is available and contributed to the facilities.
(b)	Total unused capacity includes $0.4 billion as of December 31, 2012, and $1.8 billion as of December 31, 2011, from certain committed funding arrangements that are generally reliant upon the origination of future automotive receivables and that are available in 2013.
(c)	Funding available to AFI-IO from a subfacility, which is available for assets by Ally Bank, a wholly-owned subsidiary of Ally Financial Inc. or the parent company, Ally Financial Inc.

Uncommitted Funding Facilities

	Outstanding		Unused capacity		Total capacity
December 31, ($ in billions)	2012	2011	2012	2011	2012	2011
Unsecured
3rd party	$2.1	$1.9	$0.4	$0.5	$2.5	$2.4
AFI	1.7	1.6	19.3	16.7	21.0	18.3
Secured
3rd party	0.1	0.1	0.1	0.1	0.2	0.2

Total uncommitted facilities	$3.9	$3.6	$19.8	$17.3	$23.7	$20.9

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

11. Accrued Expenses and Other Liabilities

The components of accrued expenses and other liabilities were as follows.

December 31, ($ in millions)	2012	2011
Payables to automotive original equipment manufacturers, net	$442	$137
Current income tax payable(a)	267	255
Accounts payable	234	212
Non-income tax payable(b)	220	214
Employee compensation and benefits	115	76
Other liabilities	305	278

Total accrued expenses and other liabilities	$1,583	$1,172

(a)	Includes reserves for uncertain income tax positions, including interest and penalties, primarily related to Brazil. Refer to Note 13.
(b)	Represents reserves for other non-income tax matters, including interest and penalties, primarily related to Brazil.

12. Derivative Instruments and Hedging Activities

We enter into derivative instruments, including interest rate and foreign-currency swaps and options in connection with our market risk management activities. Derivative instruments are used to manage interest rate risk relating to specific groups of assets and liabilities, including debt. In addition, we use foreign exchange contracts to mitigate foreign-currency risk associated with foreign-currency- denominated debt. Our primary objective for utilizing derivative financial instruments is to manage market risk volatility associated with interest rate and foreign-currency risks related to the assets and liabilities.

Interest Rate Risk

We execute interest rate swaps to modify our exposure to interest rate risk by converting certain fixed-rate instruments to a variable-rate and certain variable-rate instruments to a fixed rate. We monitor our mix of fixed- and variable-rate debt in relation to the rate profile of our assets. When it is cost-effective to do so, we may enter into interest rate swaps to achieve our desired mix of fixed- and variable-rate debt.

We enter into economic hedges to mitigate exposure for the following categories.

•

Debt—We do not apply hedge accounting to our derivative portfolio held to mitigate interest rate risk associated with our debt portfolio. Typically, the significant terms of the interest rate swaps match the significant terms of the underlying debt resulting in an effective conversion of the rate of the related debt.

•	Other—We enter into interest rates swaps to economically hedge our net fixed versus variable interest rate exposure.

Foreign Currency Risk

We enter into derivative financial instruments to mitigate the risk associated with variability in cash flows related to foreign-currency financial instruments. Currency swaps are used to economically hedge foreign exchange exposure on foreign-currency-denominated debt by converting the funding currency to the same currency of the assets being financed. Similar to our interest

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

rate derivatives, the swaps are generally entered into or traded concurrent with the debt issuance with the terms of the swap matching the terms of the underlying debt.

We have not elected to treat any foreign-currency derivatives as hedges for accounting purposes principally because the changes in the fair values of the foreign-currency swaps are substantially offset by the foreign-currency revaluation gains and losses of the underlying assets and liabilities.

Combined Balance Sheet Presentation

The following table summarizes the fair value amounts of derivative instruments reported on our Combined Balance Sheet. The fair value amounts are presented on a gross basis, are segregated by type of contract. At December 31, 2012 and 2011, $21 million and $13 million of the derivative contracts in a receivable position were classified as other assets on the Combined Balance Sheet, respectively. At December 31, 2012 and 2011, $48 million and $33 million of derivative contracts in a liability position were classified as accrued expenses and other liabilities on the Combined Balance Sheet, respectively.

	2012			2011
	Derivative contracts in a			Derivative contracts in a
December 31, ($ in millions)	Receivable position	Payable position	Notional amount	Receivable position	Payable position	Notional amount
Economic hedges
Interest rate risk
Debt	$21	$29	$6,174	$13	$20	$7,565
Other		1	990		13	971

Total interest rate risk	21	30	7,164	13	33	8,536
Foreign exchange risk		18	471

Total economic hedges	21	48	7,635	13	33	8,536

Total derivatives	$21	$48	$7,635	$13	$33	$8,536

Combined Statement of Comprehensive Income Presentation

The following table summarizes the location and amounts of gains and losses on derivative instruments reported in our Combined Statement of Comprehensive Income.

Year ended December 31, ($ in millions)	2012	2011	2010
Economic derivatives
Gain (loss) recognized in earnings on derivatives
Interest rate contracts
Other income, net of losses	$11	$(20)	$8

Total interest rate contracts	11	(20)	8

Foreign exchange contracts(a)
Interest on long-term debt	(19)

Total foreign exchange contracts	(19)

(Loss) gain recognized in earnings on derivatives	$(8)	$(20)	$8

(a)	Amounts exclude gains and losses related to the revaluation of the related foreign-denominated debt or receivable. Gains of $16 million, $0 million and $0 million, were recognized for the years ended December 31, 2012, 2011, and 2010, respectively.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

13. Income Taxes

The following table summarizes income before income tax expense.

Year ended December 31, ($ in millions)	2012	2011	2010
Income before income tax expense	$412	$420	$374

The significant components of income tax expense were as follows.

Year ended December 31, ($ in millions)	2012	2011	2010
Current income tax (benefit) expense	$(17)	$86	$(49)
Deferred income tax expense	62	2	91

Total income tax expense	$45	$88	$42

A reconciliation of the provision (benefit) for income taxes from the amounts at the statutory rate is shown in the following table.

Year ended December 31, ($ in millions)	2012	2011	2010
Statutory U.S. federal tax expense	$144	$147	$131
Change in tax resulting from
Effect of valuation allowance change	(22)	9	(18)
GMAC-SAIC joint venture income (net of tax in income before tax)	(32)	(27)	(17)
Tax goodwill amortization	(10)	(17)	(16)
Changes in unrecognized tax benefits	1	(2)
Foreign tax differential	(18)	(19)	(16)
Local tax incentives	(8)	(8)	(14)
Non-deductible expenses	1	9	3
Other, net	(11)	(4)	(11)

Income tax expense	$45	$88	$42

The statutory tax rate applied in the reconciliation above is the U.S. federal statutory tax rate. The foreign tax differential reflects the benefit of lower tax rates in the foreign jurisdictions where the Carve-Out entities are taxable. The reconciling item for the GMAC-SAIC joint venture income is to properly reflect no additional tax of these earnings as the earnings are reported net of tax in income from operations. Our income tax expense benefited from valuation allowance reductions during the tax years ended December 31, 2012 and 2010.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The significant components of deferred tax assets and liabilities are reflected in the following table.

December 31, ($ in millions)	2012	2011
Deferred tax assets
Tax loss carryforwards	$191	$219
Provision for loan losses	126	117
Deferred acquisition costs		1
Debt transactions		27
Contingency reserves	154	157
Other	150	89

Gross deferred tax assets	621	610

Valuation allowance	(46)	(68)

Net deferred tax assets	575	542

Deferred tax liabilities
Lease transactions	73	165
Deferred acquisition costs	11
Debt transactions	4
Other	107	82

Gross deferred tax liabilities	195	247

Net deferred tax assets	$380	$295

We believe it is more likely than not that the benefit for certain tax losses will not be realized. In recognition of this risk, we have provided a valuation allowance of $46 million on the deferred tax assets relating to these carryforwards as of December 31, 2012. Of this valuation allowance, $25 million relates to tax losses the Company incurred in Spain and the remainder is allocable to multiple countries. In assessing our need for a valuation allowance in Spain, we considered both the positive and negative evidence, but ultimately weighted more heavily the negative evidence of historically generating taxable losses in Spain. A reversal of the valuation allowance on these deferred tax assets would be recognized as an income tax benefit. A valuation allowance of $68 million existed on the deferred tax assets as of December 31, 2011. The change in the valuation allowance during 2012 included a release of $22 million in Italy resulting from a positive change in circumstances in our assessment in the determination of the realization of the net deferred tax assets. Positive evidence in this assessment consisted of forecasts of future taxable income resulting from the re-start of retail financing operations sufficient to realize net operating loss carryforwards before their expiration, coupled with our emergence from a cumulative three-year loss in the jurisdiction.

At December 31, 2012, we had tax loss carryforwards of $729 million. Of this amount, $546 million of loss carryforwards relate to Brazil and $53 million relate to Italy, with both jurisdictions allowing an indefinite carryforward period. Approximately $89 million of the tax loss carryforwards are attributable to Spain and will begin to expire in 2022; these loss carryforwards have a full valuation allowance recorded. The remaining loss carryforwards relate to multiple jurisdictions.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table provides a reconciliation of the beginning and ending amount of unrecognized tax benefits.

($ in millions)	2012	2011	2010
Balance at January 1,	$83	$80	$85
Additions based on tax positions related to the current year			2
Additions for tax positions of prior years	2	16
Reductions for tax positions of prior years	(1)	(3)	(9)
Settlements	(1)	(2)
Foreign-currency translation adjustments	(6)	(8)	2

Balance at December 31,	$77	$83	$80

At December 31, 2012, 2011, and 2010, the balance of unrecognized tax benefits that, if recognized, would affect our effective tax rate is $77 million, $83 million, and $80 million, respectively.

We recognize accrued interest and penalties related to uncertain income tax positions in interest expense and other operating expenses, respectively. For the years ended December 31, 2012, 2011, and 2010, $(13) million, $(13) million, and $25 million, respectively, were accrued for interest and penalties with the cumulative accrued balance totaling $146 million at December 31, 2012, $159 million at December 31, 2011, and $172 million at December 31, 2010. Total amount of unrecognized tax benefits and accrued interest penalties are recorded in accrued expenses and other liabilities on the Combined Balance Sheet. Refer to Note 11.

We anticipate the examination of various jurisdictions will be completed within the next twelve months. As such, it is reasonably possible that certain tax positions may be settled and the unrecognized tax benefits would decrease by $34 million, which includes interest and penalties. We file tax returns in several foreign jurisdictions. The open tax years that remain subject to examination for the significant tax jurisdictions are as follows:

Jurisdiction	Open Tax Years
Italy	2003, 2004, 2005, 2008 - 2012
Germany	2007 - 2012
Netherlands	2008 - 2012
Brazil	2008 - 2012
Mexico	2009 - 2012

14. Employee Benefit Plans

Defined Contribution Plan

A minimal number of our employees are covered by defined contribution plans. Employer contributions vary based on criteria specific to each individual plan and were minimal in 2012, 2011, and 2010, respectively. These costs were recorded in compensation and benefits expense in our Combined Statement of Income. We expect contributions for 2013 to be similar to contributions made in 2012.

Defined Benefit Pension Plan

Certain of our employees are eligible to participate in separate retirement plans that provide for pension payments upon retirement based on factors such as length of service and salary. In recent years, we have transferred, frozen, or terminated a

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

significant number of our other defined benefit plans. All income and expense noted for pension accounting was recorded in compensation and benefits expense in our Combined Statement of Comprehensive Income.

The following summarizes information related to our pension plans, which is aggregated from plans within multiple countries, of which Germany and Switzerland have the most significant balances.

Year ended December 31, ($ in millions)	2012	2011
Projected benefit obligation	$128	$93
Fair value of plan assets	27	24

Underfunded status	$(101)	$(69)

The underfunded position is recognized on the Combined Balance Sheet and the change in the underfunded position was recorded in other comprehensive income (loss).

Net periodic pension expense (income) includes curtailment, settlement, and other gains and losses and was minimal for 2012, 2011, and 2010.

Other Postretirement Benefits

Certain of our subsidiaries participated in various postretirement medical, dental, vision, and life insurance plans. We have provided for certain amounts associated with estimated future postretirement benefits other than pensions and characterized such amounts as other postretirement benefits. Other postretirement benefits expense (income), which is recorded in compensation and benefits expense in our Combined Statement of Comprehensive Income, was minimal in 2012, 2011, and 2010. We expect our other postretirement benefit expense to continue to be minimal in future years.

15. Fair Value of Financial Instruments

For purposes of this disclosure, fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability. Additionally, entities are required to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities at the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Level 2	Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

The following table presents the carrying and estimated fair value of financial instruments. When possible, we use quoted market prices to determine fair value. Where quoted market prices are not available, the fair value is internally derived based on appropriate valuation methodologies with respect to the amount and timing of future cash flows and estimated discount rates. However, considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies could be material to the estimated fair values. Fair value information presented herein was based on information available at December 31, 2012, and 2011.

	2012					2011
		Estimated fair value
December 31, ($ in millions)	Carrying value	Level 1	Level 2	Level 3	Total	Carrying value	Estimated fair value
Financial assets
Finance receivables and loans, net	$15,050			$15,934	$15,934	$13,993	$14,321
Notes receivable from AFI	72			69	69	84	81
Derivative assets	21		$13	8	21	13	13
Financial liabilities
Derivative liabilities	48		20	28	48	33	33
Short-term borrowings—3rd party	2,800			2,813	2,813	2,895	2,853
Short-term borrowings—AFI	1,351			1,297	1,297	1,722	1,655
Long-term debt—3rd party	8,154			8,211	8,211	6,651	6,651
Long-term debt—AFI	497			493	493	424	409

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following describes the methodologies and assumptions used to determine fair value for the significant classes of financial instruments. In addition to the valuation methods discussed below, we also followed guidelines for determining whether a market was not active and a transaction was not distressed. As such, we assumed the price that would be received in an orderly transaction (including a market-based return) and not in forced liquidation or distressed sale.

•

Finance receivables and loans, net—The fair value of finance receivables was based on discounted future cash flows using applicable spreads to approximate current rates applicable to each category of finance receivables (an income approach using Level 3 inputs). The carrying value of commercial receivables in certain markets and certain other automotive-lending receivables for which interest rates reset on a short-term basis with applicable market indices are assumed to approximate fair value either because of the short-term nature or because of the interest rate adjustment feature. The fair value of commercial receivables in other markets was based on discounted future cash flows using applicable spreads to approximate current rates applicable to similar assets in those markets.

•	Debt—Debt valued using internally derived inputs, such as prepayment speeds and discount rates, was classified as Level 3.

•

Derivative instruments—We execute over-the-counter derivative contracts, such as interest rate swaps and caps. We utilize third- party-developed valuation models that are widely accepted in the market to value these over-the-counter derivative contracts. The specific terms of the contract and market observable inputs (such as interest rate forward curves and interpolated volatility assumptions) are used in the model. We classified these over-the-counter derivative contracts as Level 2 because all significant inputs into these models were market observable.

We also hold certain derivative contracts that are structured specifically to meet a particular hedging objective. These derivative contracts often are utilized to hedge risks inherent within certain on-balance sheet securitizations. To hedge risks on particular bond classes or securitization collateral, the derivative’s notional amount is often indexed to the hedged item. As a result, we typically are required to use internally developed prepayment assumptions as an input into the model to forecast future notional amounts on these structured derivative contracts. Accordingly, we classified these derivative contracts as Level 3.

We are required to consider all aspects of nonperformance risk, including our own credit standing, when measuring fair value of a liability. In the event that we do not enter into legally enforceable agreements that enable the posting and receiving of collateral, we will consider our credit risk and the credit risk of our counterparties in the valuation of derivative instruments through a credit valuation adjustment (CVA), if warranted.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

16. Geographic Information

Information concerning principal geographic areas was as follows:

Year Ended December 31, ($ in millions)	Revenue(a)	Income before income tax expense	Net income	Total assets	Long-lived assets(b)
2012
Europe	$386	$151	$134	$10,008	$152
Latin America	572	169	141	7,696	11
Asia	96	92	92	386

Total	$1,054	$412	$367	$18,090	$163

2011
Europe	$493	$185	$129	$9,378	$183
Latin America	520	157	125	6,701	9
Asia	80	78	78	286

Total	$1,093	$420	$332	$16,365	$192

2010
Europe	$569	$198	$166	$9,959	$400
Latin America	426	127	117	6,115	11
Asia	50	49	49	178

Total	$1,045	$374	$332	$16,252	$411

(a)	Revenue consists of net financing revenue and total other revenue as presented in our Combined Statement of Comprehensive Income.
(b)	Long-lived assets consist of investment in operating leases, net, and net property and equipment.

17. Commitments

Financing Commitments

Our contractual financing commitments were as follows.

December 31, ($ in millions)	2012	2011
Commitments to
Make interest payments for fixed-rate long-term debt	$50	$28
Make interest payments for variable-rate long-term debt	469	813
Sell retail automotive receivables(a)	425	1,779
Unused revolving credit line commitments(b)	22	44

(a)	The commitment to sell retail receivables relates to a funding transaction that does not qualify as an accounting sale and therefore is accounted for as secured borrowings.
(b)	The unused portion of revolving lines of credit reset at prevailing market rates and, as such, approximate market value.

The revolving credit line commitments contain an element of credit risk. Management reduces its credit risk for unused revolving credit line commitments by applying the same credit policies in making commitments as it does for extending loans. We typically require collateral as these commitments are drawn.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Lease Commitments

Future minimum rental payments required under operating leases, primarily for real property, with noncancelable lease terms expiring after December 31, 2012, are as follows.

Year ended December 31, ($ in millions)
2013	$7
2014	5
2015	4
2016	1
2017	1
2018 and thereafter	1

Total minimum payment required	$19

Certain of the leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases were $14 million, $14 million, and $12 million in 2012, 2011, and 2010, respectively.

Contractual Commitments

We have entered into multiple agreements for information technology, marketing and advertising, and voice and communication technology and maintenance. Many of the agreements are subject to variable price provisions, fixed or minimum price provisions, and termination or renewal provisions.

Year ended December 31, ($ in millions)
2013	$34
2014 and 2015	24
2016 and 2017	1
2018 and thereafter

Total future payment obligations	$59

18. Contingencies and Other Risks

In the normal course of business, we enter into transactions that expose us to varying degrees of risk.

Concentration with GM

The profitability and financial condition of our operations are heavily dependent upon the performance, operations, and prospects of GM, and their dealers. We have preferred provider agreements that provide for limited exclusivity privileges with respect to subvention programs offered by GM. These agreements do not provide us with any benefits relating to standard rate financing or lease products. Our preferred provider agreements with GM terminate on December 31, 2013.

Legal Proceedings

We are subject to potential liability under various governmental proceedings, claims, and legal actions that are pending or otherwise asserted against us. We are named as defendants in a number of legal actions, and we are involved in governmental

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

proceedings arising in connection with our respective businesses. Some of the pending actions purport to be class actions, and certain legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We establish reserves for legal claims when payments associated with the claims become probable and the payments can be reasonably estimated. Given the inherent difficulty of predicting the outcome of litigation and regulatory matters, it is generally very difficult to predict what the eventual outcome will be, and when the matter will be resolved. The actual costs of resolving legal claims may be higher or lower than any amounts reserved for the claims.

Other Contingencies

We are subject to potential liability under various other exposure including tax, nonrecourse loans, self-insurance, and other miscellaneous contingencies. We establish reserves for these contingencies when the item becomes probable and the costs can be reasonably estimated. The actual costs of resolving these items may be substantially higher or lower than the amounts reserved for any one item. Based on information currently available, it is the opinion of management that the eventual outcome of these items will not have a material adverse impact on our results of operations, financial position, or cash flows.

19. Related Party

Pursuant to AFI’s Bylaws dated December 30, 2009 (the Bylaws), we must, subject to certain limited exceptions, conduct all transactions with our affiliates, current or former officers or directors, or any of their respective family members on terms that are fair and reasonable and no less favorable to AFI-IO than we would obtain in a comparable arm’s-length transaction with an independent third party.

Related party transactions are primarily settled in cash. Certain related party transactions are settled by non-cash capital contributions or dividends. AFI, as a parent, has provided guarantees on certain AFI-IO loan obligations.

A summary of the balance sheet effect of transactions with AFI follows:

December 31, ($ in millions)	2012	2011
Assets
Investment in Ally Financial Inc. affiliated companies	$8	$27
Notes receivable from AFI	72	84

Total assets	$80	$111

Liabilities
Short-term borrowings—AFI (Refer to Note 9)	$1,351	$1,722
Long-term debt—AFI (Refer to Note 10)	497	424
Accrued expenses and other liabilities	45	47

Total liabilities	$1,893	$2,193

ALLY FINANCIAL INC.—INTERNATIONAL OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

A summary of the income statement effect of transactions with AFI follows:

Year ended December 31, ($ in millions)	2012	2011	2010
Net financing revenue
Interest expense on loans with AFI	$100	$142	$205
Guarantee fees expense	21	21	22
Other revenue
Insurance commissions earned from AFI and other	4	4	1
Other expense
Allocated corporate overhead expense (Refer to Note 1)	62	47	59
Other	2

20. Regulatory Capital and Other Regulatory Matters

AFI-IO includes the operations of certain stand-alone entities that operate in local markets as either banks or regulated finance companies and are subject to regulatory restrictions. These regulatory restrictions, among other things, require that these entities meet certain minimum capital requirements and may restrict dividend distributions and ownership of certain assets. The stockholders’ equity of these entities is reflected as part of Parent’s net investment in the accompanying financial statements.

Total assets of our regulated international banks and finance companies were approximately $11.2 billion and $9.7 billion at December 31, 2012 and 2011, respectively. The following represent our most significant regulated entities.

•

Our operations in Germany has a minimum capital ratio as defined by Bundesanstalt für Finanzdienstleistungsaufsicht (BaFin) of 8%. Throughout the periods of 2012 and 2011, AFI-IO maintained a ratio in excess of 12%. The capital maintained by our Germany operations was $617 million and $604 million as of December 31, 2012 and 2011, respectively.

•

Our operations in Brazil are required to maintain a minimum capital ratio of 11% on both an individual and on a consolidated level. As of December 31, 2012, and 2011, a ratio of 13.09% and 13.91% on a individual basis and a ratio of 12.95% and 14.08% on a consolidated level, respectively, was held by the operations in Brazil. The capital maintained by our Brazil operations was $578 millions and $471 million on an individual basis, and $650 million and $543 million on a consolidated level as of December 31, 2012 and 2011, respectively.

21. Subsequent Events

We have evaluated subsequent events through March 15, 2013, the date our financial statements were issued.